Exhibit 99.1

RISK FACTORS

This Form 10-K, our Annual Report to Shareholders, any Form 10-Q or Form 8-K or any other written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. The forward-looking statements are subject to certain risks and uncertainties, including those discussed below, that could cause actual results to differ materially from historical results or anticipated results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The factors set forth below could cause our actual results to differ materially from historical results or anticipated results. These risks and uncertainties are not the only ones we face, but represent the risks that we believe are material. However, there may be additional risks that we currently consider not to be material or of which we are not currently aware, and any of these risks could have the effects set forth above.

Risks Related to Our Business

Our losses and benefits may exceed our loss and benefit reserves, which could significantly increase our liabilities and reduce our profits.

Our success depends on our ability to assess accurately the risks associated with the business that we insure and reinsure. If we fail to assess these risks accurately, or if events or circumstances cause our estimates to be incorrect, we may not establish appropriate premium rates and our reserves may be inadequate to cover our losses. If our actual claims experience is less favorable than our underlying assumptions, we will be required to increase our liabilities, which will reduce our profits.

As of December 31, 2005, we had loss and benefit reserves of $2,860 million. During the year ended December 31, 2005, we incurred loss and benefit expenses of $1,019 million. We periodically review and, where appropriate, adjust our loss and benefit reserves in the period in which this review occurs.

Reserves are actuarial and statistical projections at a given point in time of what we ultimately expect to pay on claims and benefits, based on facts and circumstances then known, predictions of future events, estimates of future trends in claim frequency and severity, mortality, morbidity and other variable factors such as inflation. Reinsurance has inherently greater uncertainties of loss and benefit reserves as compared to insurance, primarily due to:

•	the necessary reliance on the ceding company or insurer for information regarding losses and benefits; and

•	the lapse of time from the occurrence of the event to the reporting of the loss or benefit to the reinsurer and the ultimate resolution or settlement of the loss or benefit.

Our estimation of reserves is inherently less reliable than the reserve estimations of a reinsurance and insurance company with a greater volume of business and a more established loss history. Our actual losses and benefits may deviate, perhaps substantially, from the reserve estimates contained in our financial statements. In addition, although we conduct due diligence on the transactions that we underwrite, in connection with our reinsurance business we are also dependent on the original underwriting decisions made by ceding companies. Specifically, we are subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured by us and that the premiums ceded may not adequately compensate us for the risks that we assume.

For the fiscal year ended December 31, 2005, our earnings were negatively impacted by $156.4 million related to estimated losses from Hurricanes Katrina, Rita and Wilma. Our actual losses from these hurricanes may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, which may be affected by class action lawsuits or state regulatory action, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

As industry practices and legal, judicial and social conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond the period that we intended or by increasing the number or size of claims. In some instances, these changes may not manifest themselves until many years after we issue insurance or reinsurance contracts affected by these changes. As a result, we may not be able to ascertain the full extent of our liabilities under our insurance or reinsurance contracts for many years following the issuance of these contracts.

If we determine that our reserves are inadequate, we will increase our reserves with a corresponding reduction in net income for the period in which the deficiency is identified.

Established competitors with greater resources may make it difficult for us to market our products effectively and offer our products at a profit.

The reinsurance and insurance industry is highly competitive. Competition in the types of business that we currently underwrite and intend to underwrite in the future is based principally on:

•	premium rates;

•	the general reputation and perceived financial strength of the insurer or reinsurer;

•	relationships with reinsurance and insurance intermediaries;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and administrative activities; and

•	experience in the particular line of reinsurance or insurance to be written.

We compete directly with numerous independent reinsurance companies, captive insurance companies, insurance companies, subsidiaries or affiliates of established insurance companies or newly formed companies, reinsurance departments of primary insurance companies and underwriting syndicates from countries throughout the world in our chosen product lines. Many of these competitors are well established, have significant operating histories, underwriting expertise and extensive capital resources and have developed longstanding customer relationships. Our worldwide insurance and reinsurance competitors include ACE Limited, American International Group, Inc., Berkshire Hathaway, Inc., Swiss Reinsurance Company and XL Capital Ltd., all larger companies, with higher credit ratings and greater credit capacity. Additionally, competitors such as AXIS Capital Holdings Limited, Arch Capital Group Ltd., Endurance Specialty Insurance Ltd. and Platinum Underwriters Reinsurance, Inc. compete in many of our property and casualty markets. In the aftermath of the significant losses experienced by the insurance and reinsurance industry as a result of a several hurricanes in the United States in 2005, a number of highly capitalized start-up companies have entered the market. These competitors are likely to concentrate on the property market, which we have also entered subsequent to the hurricanes.

Our ability to write reinsurance and insurance in the property and casualty market may be affected by cyclical trends and in the life and annuity market by global economic conditions and fluctuations in interest rates.

The property and casualty reinsurance and insurance industry has historically been affected by cyclical trends. Demand for property and casualty reinsurance and insurance is influenced significantly by underwriting results of primary insurers and prevailing general economic and market conditions, all of which affect reinsurance and insurance premium rates and liability retention decisions of companies and primary insurers. The supply of property and casualty reinsurance and insurance is directly related to prevailing prices and levels of surplus available to support assumed business that, in turn, may fluctuate in response to changes in rates of return on investments being realized in the reinsurance and insurance industry, the frequency and severity of losses and prevailing general economic and market conditions. The cyclical trends in the property and casualty reinsurance and insurance industries and the profitability of these industries can also be significantly affected by volatile and unpredictable developments, including what our management believes to be a trend of courts to grant increasingly larger awards for certain damages, natural disasters such as catastrophic hurricanes, windstorms, tornadoes, earthquakes, floods and fires, fluctuations in interest rates, changes in the investment environment that affect market prices of investments and inflationary pressures that may tend to affect the size of losses experienced by insureds and primary insurance companies. We cannot predict whether market conditions will remain constant, improve or deteriorate. Adverse market conditions may lead to a significant reduction in property and casualty premium rates, less favorable policy terms and/or less premium volume.

With respect to the types of life and annuity contracts we offer, although we are beginning to see more opportunities in the market, we remain cautious about whether these opportunities will result in additional business for us in the near term. We cannot predict how market conditions will develop or the magnitude of their effect on our life and annuity reinsurance business in the future.

The property, property catastrophe and aviation reinsurance that we intend to write in 2006 may make us vulnerable to losses from catastrophes and may cause our results of operations to vary significantly from period to period.

The property, property catastrophe and aviation reinsurance that we intend to write in 2006 may cause us to be vulnerable to losses from catastrophes. Catastrophes can be caused by various unpredictable events, including earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, volcano eruptions, explosions, airplane crashes and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable, but the loss experience of property catastrophe insurers and reinsurers has been generally characterized as low frequency and high severity in nature. In addition, because accounting regulations do not permit insurers and reinsurers to reserve for such catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could have a material adverse effect on our financial condition and results of operations. Our ability to write new business also could be adversely impacted.

A downgrade or withdrawal of any of our ratings would significantly and negatively affect our ability to implement our business strategy successfully.

Companies, insurers and reinsurance and insurance intermediaries use financial ratings as an important means of assessing the financial strength and quality of insurers and reinsurers. An unfavorable rating or the lack of a rating of its reinsurer or insurer may adversely affect the rating of a company purchasing reinsurance or insurance.

A.M. Best and Fitch have currently assigned Max Re insurer financial strength ratings of “A- (Excellent)” and “A (Strong),” respectively. “A- (Excellent)” is the fourth highest of 15 ratings used by A.M. Best and “A (Strong)” is the 6th highest of 21 ratings used by Fitch. The ratings assigned by rating agencies to reinsurance companies are based upon factors relevant to policyholders and are not directed toward the protection of investors or a recommendation to buy, sell or hold securities. To date, none of our ratings issued by an independent rating agency has been downgraded. However, if an independent rating agency downgrades or withdraws any of our ratings, we could be severely limited or prevented from writing any new reinsurance and insurance contracts and certain existing contracts may be terminated, which would significantly and negatively affect our ability to implement our business strategy successfully.

A limited number of reinsurance and insurance brokers broker transactions accounting for a large portion of our revenues, and a loss of all or a substantial portion of this brokered business could have a material adverse effect on our business and results of operations.

A substantial portion of our reinsurance and insurance business is primarily placed through brokered transactions, which involve a limited number of reinsurance and insurance brokers. During the years ended December 31, 2005, 2004 and 2003, the top three independent producing intermediaries and brokerage firms accounted for 33%, 23% and 8%; 27%, 25% and 10%; and 36%, 15% and 11%, respectively, of gross premiums written. Loss of all or a substantial portion of the brokered business provided through one or more of these brokers could have a material adverse effect on our business and results of operations.

The involvement of reinsurance brokers subjects us to their credit risk.

In accordance with industry practice, we frequently pay amounts owed on claims under our policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the ceding insurers that have reinsured a portion of their liabilities with us. In some jurisdictions, if a broker fails to make such a payment, we might remain liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment to us, these premiums are considered to have been paid and the ceding insurer will no longer be liable to us for these premiums, whether or not we have actually received them. Consequently, consistent with the industry, we assume a degree of credit risk associated with brokers around the world.

Current investigations and proceedings by government agencies relating to insurance practices could adversely affect the industry in which we operate.

In October 2004, the New York State Attorney General filed suit against an insurance broker alleging illegal conduct including the manipulation of the insurance market. In addition, other regulatory authorities have also launched investigations. We are not a party to any of the litigation and have not received any subpoenas or information requests. We have reviewed the allegations contained in the filed complaint and have conducted an internal review of our business arrangements. While we have discovered no evidence that we are involved in the type of conduct that is the subject of the complaint, it is not possible to predict the ultimate effect of the current litigation or its impact on the reinsurance industry and our business.

We have entered into a limited number of Placement Service Agreements (PSAs) with insurance brokers. The fees incurred under these PSAs are accounted for as acquisition costs and are expensed as the associated premium is earned. We terminated our PSAs with effect from September 30, 2004. During the year ended December 31, 2005, we settled all outstanding balances in relation to our PSAs that we had terminated. While we do not believe that issues facing major producing brokers or the termination of our PSAs will have a material adverse effect on our business or financial condition, we cannot assure shareholders that this will be the case.

In the event that we are unable to purchase reinsurance or retrocessional reinsurance on acceptable terms, or if we purchase reinsurance or retrocessional reinsurance but are unable to collect, we may have difficulty mitigating the effect of large or multiple losses which, in turn, could have a significant and negative effect on our business.

We purchase reinsurance and retrocessional reinsurance for our own account in order to mitigate the effect of large and multiple losses. A reinsurer’s insolvency or inability or refusal to make payments under the terms of its reinsurance or retrocessional agreement with us could have an adverse effect on our company because we remain liable to our client irrespective of our reinsurance or retrocessional reinsurance.

From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. Accordingly, as a result of these unfavorable market conditions, we may be unable to obtain desired amounts of reinsurance or retrocessional reinsurance. In addition, even if we are able to obtain such reinsurance or retrocessional reinsurance, we may not be able to negotiate appropriate or acceptable terms or obtain reinsurance or retrocessional reinsurance from entities with satisfactory creditworthiness. If we fail to obtain reinsurance or retrocessional reinsurance at all or on acceptable terms, our capacity to underwrite new business may be limited. In addition, if we purchase reinsurance or retrocessional reinsurance but are unable to collect, we may have difficulty mitigating the effect of large or multiple losses which, in turn, could have a significant and negative effect on our business.

If we lose or are unable to retain our senior management and other key personnel, or if we are unable to renew the Bermudian work permits of any members of our senior management or other key personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.

Our future success depends to a significant extent on the efforts of our senior management and other key personnel to implement our business strategy. No member of our senior management or key personnel has indicated an intention to leave our company or is nearing retirement age. We do not currently maintain key man life insurance with respect to any of our senior management.

In addition, under Bermuda law, non-Bermudians, other than spouses of Bermudians, may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. A work permit may be granted or renewed only upon showing that, after proper public advertisement, no Bermudian, spouse of a Bermudian, holder of a permanent resident’s certificate or holder of a working resident’s certificate is available who meets the minimum standards reasonably required by the employer. The Bermuda government limits the term of work permits to six years, subject to certain exemptions for key employees. Each of the members of our senior management and professional staff who needs a work permit has obtained one. Our President and Chief Executive Officer is Bermudian and, accordingly, does not need a work permit.

We believe there are only a limited number of available, qualified executives with substantial experience in our industry. Accordingly, the loss of the services of one or more of the members of our senior management or other key personnel (including as a result of our inability to renew the Bermudian work permit of such individual), or our inability to hire and retain other senior management and other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

Currency fluctuations could result in exchange losses and our failure to manage our multiple currency liabilities effectively could significantly and negatively impact our business.

We operate our business in multiple currencies. As of December 31, 2005, approximately 83% of our reinsurance and insurance reserves were denominated in U.S. dollars. Our remaining reinsurance and insurance reserves are denominated in currencies other than U.S. dollars. We purchase fixed maturities denominated in the currencies of the relevant reinsurance and insurance liabilities to manage our multiple currency exposures. We continually monitor those assets and liabilities to reduce our exposure to currency risk. Mismatches in multiple currency assets and liabilities may give rise to currency losses and our business could be significantly and negatively affected.

Our failure to maintain sufficient letter of credit facilities or to increase our letter of credit capacity on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.

We are not licensed or admitted as an insurer in any jurisdictions other than Bermuda and Ireland. Further, many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are implemented. Consequently, the majority of our reinsurance customers typically require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. When we obtain a letter of credit facility, we are required to provide collateral to secure our obligations under the facility.

As of December 31, 2005, we had three letter of credit facilities totaling $520.0 million. However, we may need additional letter of credit capacity as we grow. Our failure to maintain our letter of credit facilities or to increase our letter of credit capacity on commercially acceptable terms as we grow could significantly and negatively affect our ability to implement our business strategy.

Our results of operations may fluctuate significantly from period to period and may not be indicative of our long-term prospects.

Our results of operations may fluctuate significantly from period to period. These fluctuations result from a variety of factors, including the seasonality of the reinsurance and insurance business, the volume and mix of reinsurance and insurance products that we write, loss experience on our reinsurance and insurance liabilities, the performance of our investment portfolio and our ability to assess and integrate our risk management strategy effectively. In particular, we seek to underwrite products and make investments to achieve long-term results. As a result, our short-term results of operations may not be indicative of our long-term prospects.

Our financial condition and results of operations could be negatively affected to the extent that we sustain losses from our reinsurance and insurance of terrorist attacks and similar risks.

Worldwide terrorist attacks, threats of future terrorist attacks and the military initiatives and political unrest in the Middle East have all adversely affected general economic, market and political conditions, increasing many of the risks associated with the insurance markets worldwide. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverage that we write, we may not be successful in doing so. In addition, we have written and will continue to write some policies explicitly covering acts of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of such events with statistical certainty or to estimate the amount of loss that any given occurrence will generate. Our financial condition and results of operations could be negatively affected to the extent that we sustain reinsurance and insurance losses from terrorist attacks and similar risks.

Max Re Capital has no significant operations other than its ownership of share capital of its subsidiaries and may be restricted from declaring or paying dividends.

Max Re Capital has no significant operations or assets other than its ownership of the voting common shares of Max Re and its other subsidiaries. Dividends and other permitted payments from its subsidiaries have been and are expected to continue to be its sole source of funds to pay expenses and dividends, if any. The payment of dividends and making of distributions by Max Re, Max Re Managers and Max Re Diversified are limited under Bermuda law and regulations. Under the Insurance Act 1978 of Bermuda and related regulations (together, the “Bermuda Insurance Act”), Max Re must maintain specified minimum solvency levels and is prohibited from declaring or paying dividends that would result in noncompliance. Further, as a long-term insurer, Max Re must maintain long-term business assets of a value at least $250,000 greater than its long-term business liabilities and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Bermuda Insurance Act. Additionally, under the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”), each of Max Re Capital, Max Re, Max Re Managers and Max Re Diversified may only declare or pay a dividend if, among other things, it has reasonable grounds for believing that it is, or would after the payment be, able to pay its respective liabilities as they become due. Under Irish company law, each of Max Re Europe, Max Insurance Europe and Max Europe Holdings is only permitted to make distributions out of profits available for distribution. A company’s profits available for distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. Further, in general, under the Irish Insurance Acts 1909 to 2000, applicable insurance regulations and regulatory practice, Max Insurance Europe may not enter into a transaction with a related company (including, but not limited to, paying a dividend, making a distribution, providing any form of guarantee or entering into a loan agreement) without pre-approving any such arrangement with the Irish Financial Services Regulatory Authority.

While Max Re Europe is not currently subject to formal regulation in the same manner as Max Insurance Europe is, full reinsurance regulation, broadly in line with current European Union life and non-life insurance regulation, is expected to be introduced throughout the European Union (including Ireland) in early 2006. In general terms, this will mean that Max Re Europe will be subject to formal regulation, in a manner similar to Max Insurance Europe and will be subject to equivalent restrictions in relation to the payment of dividends and transactions with related companies, as described above.

Risks Related to Our Investment Strategy

If our calculations with respect to our liabilities are incorrect, or if we do not appropriately structure our investments in relation to our anticipated liabilities, we could be forced to liquidate investments at a significant loss.

Our ability to measure and manage risk and to implement our investment strategy is crucial to our success. We cannot assure investors that we will successfully structure our investments in relation to our anticipated liabilities under our reinsurance and insurance policies. If our calculations with respect to these liabilities are incorrect, or if we do not properly structure our investments to satisfy such liabilities, we could be forced to liquidate investments at a significant loss.

Unexpected volatility or illiquidity associated with our alternative investment portfolio or in the financial markets could significantly and negatively affect our ability to conduct business.

Our investment guidelines permit us to invest up to 50% of our investment portfolio in an alternative investment portfolio, which we principally invest through Max Re Diversified. Max Re Diversified invests in various investment funds, which follow investment strategies that involve investing in a broad range of investments, some of which may be volatile. We invest the remainder of our alternative investment portfolio through Max Re, which makes strategic investments in reinsurance companies. Although we believe that our investment portfolio assists us in maintaining low overall volatility, the risks associated with our alternative investment portfolio may be substantially greater than the risks associated with fixed maturities investments. Further, because many of the alternative investment funds in which we invest impose limitations on the timing of withdrawals, we may be unable to withdraw our investment from a particular alternative investment fund on a timely basis. Unexpected volatility or illiquidity associated with our alternative investment portfolio could significantly and negatively affect our ability to conduct business.

The success of our investment strategy is also affected by general economic conditions, including volatility in interest rates and the price of securities. Unexpected volatility or illiquidity in the financial markets could significantly and negatively affect our ability to conduct business.

The failure of our investment managers to perform their services in a manner consistent with our expectations and investment objectives, or the termination of our agreements with one or more of these investment managers, could significantly and negatively affect our ability to conduct business.

We have entered into an investment management agreement with each of General Re New England Asset Management, Inc., Conning Asset Management and Asset Allocation and Management to manage our fixed maturities portfolio. We have also entered into a customer agreement and trading authorization contract with Alstra Capital Management, LLC, an affiliate of one of our directors and which we refer to as Alstra, to act as a fund of funds advisor for our alternative investment portfolio invested through Max Re Diversified. Additionally, each underlying alternative investment fund manager has discretionary authority over the portion of our underlying alternative investment portfolio that it manages. As a result, the aggregate performance of our investment portfolio depends to a significant extent on the ability of our investment managers, and the investment managers of each underlying alternative investment fund, to select and manage appropriate investments. We cannot assure you that any or all of these investment managers will be successful in meeting our investment objectives, or that these investment managers will not terminate their respective agreements with our company. The failure of these investment managers to perform their services in a manner consistent with our expectations and investment objectives, or the termination of our agreements with one or more of these investment managers, could significantly and negatively affect our ability to conduct our business.

Our investment portfolios are managed by outside managers, therefore we cannot control individual trading activity.

Our investment managers are contractually obligated to follow our investment guidelines. However, we cannot assure you as to how our assets will be allocated among different securities or as to our level of risk exposure. Further, while the securities in our fixed maturities portfolio are all investment grade, these securities are still subject to credit risk, interest rate risk and currency risk.

Alstra’s ability to identify alternative investment fund managers and obtain access for our company to the funds managed by these fund managers may have a significant effect on the performance of our alternative investment portfolio.

Alstra recommends appropriate alternative investment strategies and alternative investment fund managers and is contractually obligated to follow our investment guidelines. We cannot assure you, however, as to how assets will be allocated among funds with different investment strategies. In connection with our alternative investment portfolio invested through Max Re Diversified, we depend on Alstra to identify investment managers who Alstra believes are best able to achieve superior risk-adjusted returns in their chosen strategy. Further, because these investment managers are not obligated to accept investments and may restrict access to their investment funds, we rely on Alstra to obtain access for us to these funds. Alstra’s ability to identify these fund managers and to obtain access for us to the funds managed by these fund managers may have a significant effect on the performance of our alternative investment portfolio.

Changes in market interest rates could have a material adverse effect on our investment portfolio, investment income and results of operations.

Increasing market interest rates reduce the value of our fixed maturities, and we may realize a loss if we sell fixed maturities whose value has fallen below their acquisition cost. Declining market interest rates can have the effect of reducing our investment income, as we invest proceeds from positive cash flows from operations and reinvest proceeds from maturing and called investments in new investments that may yield less than our investment portfolio’s average rate of return. Accordingly, changes in interest rates could have a material adverse effect on our investment portfolio, investment income and results of operations.

Members of our board of directors may have conflicts of interests.

Mr. Zack Bacon III, a member of our board of directors and its Finance Committee, is also a principal of Alstra. Given Alstra’s role as the fund of funds advisor of Max Re Diversified, Mr. Bacon may have interests that are different from, or in addition to, the interests of our shareholders generally.

Risks Related to Regulation of Our Company

We are subject to insurance laws and regulations in Bermuda and Ireland, which may restrict our ability to conduct our operations, distribute funds and pursue our investment strategy.

The Bermuda Insurance Act regulates the reinsurance and insurance business of Max Re and the reinsurance and insurance management business of Max Re Managers. The Bermuda Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on Max Re and grants to the Bermuda Monetary Authority the power to supervise, investigate and intervene in the affairs of Bermuda reinsurance and insurance companies. Max Re is required to prepare annual statutory financial statements, file an annual statutory financial return and have its statutory reserves actuarially certified. In addition, Max Re Capital, Max Re, Max Re Managers and Max Re Diversified are each required to comply with the provisions of the Bermuda Companies Act regulating, among other things, the payment of dividends and making of distributions from contributed surplus.

Our Irish operating subsidiaries, Max Insurance Europe and Max Re Europe, are subject to regulation by the Irish Financial Services Regulatory Authority, or IFSRA, under the Irish Insurance Acts 1909 to 2000, regulations promulgated thereunder, regulations relating to insurance business promulgated under the European Communities Act 1972, directions issued under regulations and guidelines issued by IFSRA. Max Insurance Europe is required to maintain statutory reserves in respect of underwriting liabilities and a solvency margin as provided for in the Insurance Acts and regulations. Assets constituting statutory reserves must comply with admissibility, diversification, localization and currency matching rules, and statutory reserves must be actuarially certified annually.

These laws and regulations may restrict our ability to conduct our operations, distribute funds and pursue our investment strategy.

If we become subject to insurance laws and regulations other than those of Bermuda or Ireland our business and results of operations could be significantly and negatively affected.

We do not expect to engage in insurance underwriting activities other than in Bermuda and Ireland and anticipate conducting our business in a manner so that we will not be subject to licensing requirements or insurance regulations other than in Bermuda and Ireland.

The insurance laws of each U.S. state and many non-U.S. jurisdictions regulate the sale of insurance within that state or jurisdiction by alien insurers, such as Max Re, which are not authorized or admitted to do business in that jurisdiction. We do not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda and Ireland where our activities would require us to be so authorized or admitted. However, we cannot assure you that insurance regulators in the United States or elsewhere will not review our activities or, that if there were such a review, that they would not be successful in claiming that we are subject to the licensing requirements of the particular jurisdiction. If we were to become subject to any U.S. federal or state laws and regulations or the laws and regulations of any other jurisdiction in the future, we may consider various alternatives to our operations, including:

•	modifying or restricting the manner in which we conduct our business in order to avoid being subject to, and the necessity of complying with, the laws and regulations; or

•	obtaining licenses to enable us to transact reinsurance or insurance in the particular jurisdiction.

However, modifying or restricting the manner in which we conduct our business in other jurisdictions could significantly and negatively affect our business, including subjecting our company to risk-based capital and other regulations that could substantially affect the composition of, and returns on, our investment portfolio. In addition, our failure to comply with insurance statutes and regulations could significantly and negatively affect our company by limiting our ability to conduct business as well as subjecting us to penalties and fines. If we choose to attempt to underwrite business in a jurisdiction other than Bermuda or Ireland, we would likely need to become licensed in such jurisdiction. However, we may not be able to obtain such a license as the process of obtaining licenses is often costly and time consuming. Accordingly, we may not be able to execute a business plan that incorporates the underwriting of business in a jurisdiction in which we are not currently licensed.

Generally, Bermuda insurance statutes and regulations applicable to Max Re are less restrictive than those that would be applicable to Max Re if it was subject to the insurance laws of any state in the United States. In the past, there have been Congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future Max Re became subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be able to comply with these laws or that complying with these laws would not significantly and negatively affect our business or results of operations.

Risks Related to Our Common Shares

Our common shares are subject to limitations on ownership and voting rights.

Under our bye-laws, our directors or their designees are authorized to decline to register any transfer of our common shares if they have any reason to believe that such transfer would result in a shareholder owning, directly or indirectly, 9.5% or more of our common shares. Similar restrictions apply to issuances and repurchases of our common shares by us. Our directors or their designees also may, in their absolute discretion, decline to register the transfer of any common shares if they have reason to believe that such transfer may expose us, our subsidiaries, any shareholder or any person ceding insurance to us to adverse tax or regulatory treatment in any jurisdiction. Our board of directors expects to apply these restrictions fully except with respect to the purchase and sale of our common shares on the Nasdaq National Market. Although our board of directors will not decline to register any transfer of our common shares on the Nasdaq National Market, it will require the transferee to surrender the common shares to an agent designated by the board if the transfer results in the transferee owning, directly or indirectly, 9.5% or more of any class of our capital stock or causes our board to have reason to believe that the transfer may expose us, any subsidiary or shareholder or any person insured or reinsured or proposing to be insured or reinsured to adverse tax or regulatory treatment in any jurisdiction. A transferor of our common shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such common shares has been registered on our Register of Members. We are authorized to request information from any holder or prospective acquiror of our common shares as necessary to effect registration of any such transaction and may decline to register any such transaction if complete and accurate information is not received as requested.

In addition, our bye-laws generally provide that any shareholder owning, directly or by attribution, 9.5% or more of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than approximately 9.5% or more of the total voting rights. Because of the attribution provisions of the Internal Revenue Code and the rules of the Securities and Exchange Commission regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not that shareholder directly holds of record 9.5% or more of our common shares. Further, our directors or their designees have the authority to request from any shareholder certain information for the purpose of determining whether that shareholder’s voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives the directors or their designees discretion to disregard all votes attached to such shareholder’s common shares.

U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

The Bermuda Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Bermuda Companies Act, including modifications adopted pursuant to our bye-laws, applicable to us which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors. Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if:

•	the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Mergers and Similar Arrangements. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Shareholders’ Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors. We may indemnify our directors or officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

There are anti-takeover provisions contained in our bye-laws that could impede an attempt to replace or remove our management or delay or prevent the sale of our company, which could diminish the value of our common shares.

Our bye-laws contain provisions that could delay or prevent changes in our management or a change of control that a shareholder might consider favorable. For example, they may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future. For example, the board of directors’ authority as expressed in the bye-laws permits the board to issue up to 20,000,000 preferred shares and to fix the price, rights, preferences, privileges and restrictions of the preferred shares without any further vote or action by our shareholders. The issuance of preferred shares may delay or prevent a change in control transaction by making it more difficult for a bidder to acquire enough votes to influence or control our board of directors and the management of our company.

Our bye-laws contain other provisions that could have a similar effect, including:

•	election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

•	shareholders have limited ability to remove directors;

•	shareholders must give advance notice to nominate directors at shareholder meetings;

•	the total voting power of any shareholder owning 9.5% or more of our common shares is automatically reduced to less than 9.5% of the total voting power of our capital stock, unless the reduction is otherwise waived by the unanimous consent of our board of directors; and

•	our directors may, in their absolute discretion, decline to register the transfer of any common shares if they believe that the transfer may expose us, any subsidiary, shareholder or client to adverse tax or regulatory treatment or if they believe that registration of the transfer under any federal or state securities law or under the laws of any other jurisdiction is required and the registration has not yet been effected.

A shareholder may be required to sell its shares of Max Re Capital.

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its common shares for their fair market value to us, to other shareholders or to third parties if our board of directors determines that ownership of our common shares by such shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders and that such sale is necessary to avoid or cure such adverse consequences.

You may have difficulty effecting service of process on us or enforcing judgments against us in the United States.

We are incorporated pursuant to the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, we have been advised that there is doubt as to whether:

•	a holder of our common shares would be able to enforce, in the courts of Bermuda, judgments of U.S. courts based upon the civil liability provisions of the U.S. federal securities laws;

•	a holder of our common shares would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers who reside outside the United States, based solely upon U.S. federal securities laws.

We have also been advised that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Further, certain remedies available under U.S. federal and state laws, including U.S. federal securities laws, may not be available under Bermuda law. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

Risks Related to Taxation

We may be subject to U.S. federal income taxation.

If Max Re Capital or any of its subsidiaries are treated as engaged in a trade or business in the United States, that entity could be subject to U.S. income tax and to branch profits tax on all or a portion of its income that is effectively connected with such trade or business. We intend to operate in a manner such that we will not be treated as being engaged in a trade or business in the United States. Accordingly, we do not believe that we are subject to U.S. federal income taxation on net income. However, this determination is essentially factual in nature, and there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to what activities constitute being engaged in a trade or business within the United States. Accordingly, there can be no assurance that the U.S. Internal Revenue Service, or IRS, would not find that we are engaged in a trade or business in the United States.

Even if we are not treated as being engaged in a trade or business in the United States, we may be subject to U.S. federal income tax on certain fixed or determinable annual or periodical gains, profits, and income (such as dividends and certain interest on investments) derived from sources within the United States. In addition, we will be subject to a U.S. excise tax that is imposed on reinsurance and insurance premiums received with respect to risks or insureds located in the United States.

Shareholders who are U.S. persons may recognize income for U.S. federal income tax purposes on our undistributed earnings.

Shareholders who are U.S. persons may recognize income for U.S. federal income tax purposes on our undistributed earnings if we are treated as a passive foreign investment company or a controlled foreign corporation or if we have generated more than a permissible amount of related person insurance income. In addition, gain on the disposition of our common shares may be treated as dividend income.

Passive Foreign Investment Company. In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our common shares, we must not constitute a passive foreign investment company in any year in which such U.S. person is a shareholder. Those consequences could include increasing the tax liability of the investor, accelerating the imposition of the tax and causing a loss of the basis step-up on the death of the investor. In general, a non-U.S. corporation is a passive foreign investment company for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. However, passive income does not include income derived in the active conduct of an insurance business by a company that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Currently, we do not believe that we maintain financial reserves in excess of the reasonable needs of our insurance business. If, because of a change in the business plan or for any other reason, we maintain excess financial reserves, we may be characterized as a passive foreign investment company. Although Max Re Capital’s insurance and reinsurance subsidiaries (the “Insurance Subsidiaries”) expect to engage predominantly in insurance activities that involve significant risk transfer and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, we could nonetheless be deemed to be a passive foreign investment company. We may be characterized as a passive foreign investment company if any Insurance Subsidiary engages in certain non-traditional insurance activities that do not involve sufficient transfer of risk or if any company maintains financial reserves in excess of the reasonable needs of its respective insurance business. In addition, there may be other circumstances that may cause us not to satisfy the exception for insurance companies. For example, the IRS may disagree with our interpretation of the current scope of the active insurance company exception and successfully challenge our position that we qualify for the exception. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which we may fail to qualify for the active insurance company exception. While we do not believe that we are or will be a passive foreign investment company, we cannot assure shareholders that the IRS or a court will concur that we are not a passive foreign investment company with respect to any given year. If we were treated as a passive foreign investment company, the availability of the mark to market election is uncertain for shareholders who are U.S. persons. This election may under certain circumstances mitigate the negative tax consequences of an investment in a passive foreign investment company.

Controlled Foreign Corporation. Each U.S. person who, directly, indirectly, or through attribution rules, owns 10% or more of our common shares should consider the possible application of the controlled foreign corporation rules.

Each U.S. 10% shareholder of a controlled foreign corporation on the last day of the controlled foreign corporation’s taxable year generally must include in its gross income for U.S. federal income tax purposes its pro-rata share of the controlled foreign corporation’s subpart F income, even if the subpart F income has not been distributed. In general, a non-U.S. insurance company is treated as a controlled foreign corporation only if such U.S. 10% shareholders collectively own more than 25% of the total combined voting power or total value of the company’s capital stock for an uninterrupted period of 30 days or more during any year. We believe that, because of the anticipated dispersion of share ownership among holders and because of the restrictions in our bye-laws on transfer, issuance or repurchase of our common shares, shareholders will not be subject to treatment as U.S. 10% shareholders of a controlled foreign corporation. In addition, because under our bye-laws no single shareholder is permitted to exercise 9.5% or more of the total combined voting power, unless such provision is waived by the unanimous consent of the Board of Directors, we believe that our shareholders should not be viewed as U.S. 10% shareholders of a controlled foreign corporation for purposes of the controlled foreign corporation rules. We cannot assure shareholders, however, that these rules will not apply to our shareholders.

Related Person Insurance Income. If any Insurance Subsidiary’s related person insurance income determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year and direct or indirect insureds and persons related to such insureds were directly or indirectly to own more than 20% of the voting power or value of such Insurance Subsidiary’s capital stock, then a U.S. person who owns our common shares directly or indirectly on the last day of the taxable year most likely would be required to include in income for U.S. federal income tax purposes the U.S. person’s pro-rata share of such Insurance Subsidiary’s related person insurance income for the taxable year, determined as if such related person insurance income were distributed proportionately to such U.S. person at that date. Related person insurance income is generally underwriting profits and related investment income attributable to insurance or reinsurance policies where the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. shareholders. We do not expect any Insurance Subsidiary will knowingly enter into reinsurance agreements in which, in the aggregate, the direct or indirect insureds are, or are related to, owners of 20% or more of our common shares. Currently, we do not believe that the 20% gross insurance income threshold has been met. However, we cannot assure shareholders that this is or will continue to be the case. Consequently, we cannot assure shareholders that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of related person insurance income in any taxable year.

If a U.S. shareholder is treated as disposing of shares in a non-U.S. insurance corporation that has related person insurance income and in which U.S. persons own 25% or more of the voting power or value of the company’s capital stock, any gain from the disposition will generally be treated as dividend income to the extent of the U.S. shareholder’s portion of the corporation’s undistributed earnings and profits that were accumulated during the period that the U.S. shareholder owned the shares. In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect U.S. shareholder. These rules should not apply to dispositions of our common shares because Max Re Capital is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. We cannot assure shareholders, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to dispositions of our common shares.

U.S. tax-exempt organizations who own our common shares may recognize unrelated business taxable income.

A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to the organization. In general, subpart F insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% shareholder or there is related person insurance income and certain exceptions do not apply. Although we do not believe that any U.S. persons will be allocated subpart F insurance income, we cannot assure shareholders that this will be the case.

Changes in U.S. tax laws may be retroactive and could subject us and/or U.S. persons who own our common shares to U.S. income taxation on our undistributed earnings.

The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a passive foreign investment company, is a controlled foreign corporation, or has related party insurance income are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to an insurance company and the regulations regarding related party insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

We may become subject to taxes in Bermuda after March 28, 2016, which would have a material adverse effect on our business and results of operations.

Under current Bermuda law, there is no income, corporate, profits, withholding, capital gains or capital transfer tax payable by Max Re Capital, Max Re, Max Re Managers or Max Re Diversified. Each of these entities has obtained from the Minister of Finance under The Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to any of these entities, their operations or their shares, debentures or other obligations, until March 28, 2016. Given the limited duration of the Minister of Finance’s assurance we cannot be certain that we will not be subject to any Bermuda taxes after March 28, 2016. Our business and results of operations would be materially and adversely affected if we were to become subject to taxes in Bermuda.

The impact of Bermuda’s commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD’s report dated April 18, 2002 and updated as of June 2004, Bermuda was not listed as an uncooperative tax haven jurisdiction because it had previously committed to eliminate harmful tax practices and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.